Exhibit 10.1

CONSULTANT AGREEMENT

This Consultant Agreement (“Agreement”) is made as of July 23, 2012 between Fuqi International, Inc., a Delaware, USA corporation (“Fuqi”) with offices in Hong Kong and Shenzhen, China, and Charlene Hua, an individual (“Hua”), residing in Hong Kong.

WHEREAS, Hua has expertise in handling corporate directors and officers (“D&O”) liability insurance matters, analyzing complex legal invoices, organizing proper corporate related documents, and coordinating interface with investor community;

WHEREAS, Fuqi desires to retain Hua to provide services related and in support of efforts in which Hua has expertise;

NOW, THEREFORE, in consideration of the premises and the mutual conditions and promises herein contained, the parties hereto agree as follows:

1.              Term: This Agreement shall begin on July 23, 2012 and shall continue in effect through October 22, 2012.  Either party shall, however, have the right to terminate this Agreement at any time by giving thirty (30) days written notice of termination to the other party.  The Agreement may also be terminated at any time by mutual written consent.  This agreement may also be amended or extended at any time by mutual written consent.

2.              Consulting Services: Hua shall perform consulting services (“Services”) for Fuqi with such Services to be performed shall include but not limited to:

a.              Provide a minimum of 13 hours per week of consulting service.

b.              Organize, review, and analyze all D&O liability insurance policy and applicable coverages.  Assist in identifying, forecasting, and coordinating insurance payments related any legal or other relevant cost and expenses.

c.               Develop and maintain data base for all litigation and related activities including case history, attorney engagement letters, billing guidelines, invoice processing and review, and tracking of payments.

d.              Organize and maintain corporate minutes book including corporate by-laws, board committee charters, board meeting minutes, stock data, and shareholder information.

e.               Facilitate communications with the investment community, including the overseeing of investor relations, company website and contents, and investor inquiries.  Maintain accurate investor list.

f.                Develop and maintain related plans, budgets, and expenditures for the above tasks.

3.              Performance of Services

a.     Hua shall report directly to Kim K. T. Pan, CEO of Fuqi.

b.              Hua shall perform Services primarily in Hong Kong and Shenzhen, China.

c.               Hua represents that she has the capability, expertise, and means required to perform the Services, and that substantially all of the Services provided to Fuqi pursuant to this Agreement shall be provided by Hua.

d.              Hua shall perform the Services in a diligent and workmanlike manner consistent with the best professional standards and practices; in accordance with all applicable Federal, State, and local laws, regulations, and ordinances; following such Fuqi standards and specifications as are made known to Hua by Fuqi.

4.              Payments:  Fuqi shall pay Hua a retainer of Twenty-Nine Thousand Two Hundred and Seventy Hong Kong dollars (HK$29,270) per month subject to the following:

a.              At the end of each calendar month, Hua shall provide Fuqi with a written invoice for the monthly retainer. The invoice should also include any authorized reimbursable expenses along with appropriate supporting documentation.

b.              Fuqi will reimburse those actual and reasonable costs incurred by Hua in performance of the Services that Fuqi specifically approves prior to the costs being incurred.

c.               Hua shall submit to Fuqi a monthly detailed activity report specifying tasks accomplished and services performed during the month.

d.              Fuqi shall pay Hua the amounts due within 30 days of the receipt of Hua’s invoice.

5.              Independent Contractor:  It is understood and agreed that Hua is engaged as an independent contractor; that Fuqi shall have no control or supervisory authority as to Hua’ s manner or method of performance of the Services; that Hua is not an employee of Fuqi but that Fuqi is a client of Hua.  Hua shall have no power or authority to incur any obligation on behalf of Fuqi except as authorized by Fuqi in writing.  Hua retains the right to contract to provide similar services to other parties; provided however, that Hua shall not accept any third party work assignment, which would, in Fuqi’s sole judgment, conflict with Fuqi’s interests under this Agreement.

6.              Confidential and Proprietary Information:

a.              All documents, data, and other information which have not been made public and which come into Hua’s possession or attention in the course of providing Services, shall not be used by Hua except to provide Services and shall not be released or disclosed by Hua to anyone without Fuqi’s prior written consent.  The provisions of this paragraph shall survive and be binding upon Hua for a period of five years after termination of this Agreement.

b.              All reports, documents, data, presentations, and other material prepared by Hua pursuant to this Agreement, or provided to Hua by Fuqi, shall be Fuqi’s sole property in which Hua shall have no proprietary rights (including, but not limited to, copyright) and all such material shall be delivered to Fuqi at the termination of this Agreement, unless certified in writing by Hua as having been destroyed.

c.               Any inventions, improvements, or developments that Hua makes, conceives, or devises, either solely or jointly, as a result of providing Services, during the term of this Agreement or within six months thereafter, shall be promptly disclosed to Fuqi and shall be the sole and exclusive property of Fuqi.  Hua will assign all rights in such inventions, improvements, or developments to Fuqi. Hua will cooperate with Fuqi, at Fuqi’s expense, in the prosecution of any patent application that Fuqi elects to undertake covering the invention, improvement, or development.

7.              Ethics and Conflicts of Interest:  Hua shall not pay any salaries, commissions or fees, or make any payments or grant any rebates to any employee or officer of Fuqi, or to any designee of any Fuqi employee or officer, or favor any employee or officer of Fuqi or any designee of any Fuqi employee or officer, with gifts or entertainment of significant cost or value, or enter into any business arrangements with any employee or officer of Fuqi other than as a representative of Fuqi.

8.              Audits:  Hua shall maintain complete financial records pertinent to the Services performed hereunder and shall retain such records for a period of two years after termination of this Agreement. Fuqi shall have the right to audit from time to time and at reasonable times and places any and all such records.

9.              Indemnity

a.              Hua agrees to indemnify and save harmless Fuqi (including its directors, officers, employees, and agents) against all liability, loss, damage, costs, or expenses arising from (i) injury to, or death of, Hua’s employees or agents or (ii) damage to, or loss of, the property of Hua, her employees or agents; regardless of the cause, except for the gross negligence or willful misconduct of Fuqi.

b.              Fuqi agrees to indemnify and save harmless Hua (including her employees, and agents) against all liability, loss, damage, costs, or expenses arising from (i) injury to, or death of, Fuqi’s directors, officers, employees, or agents or (ii) damage to, or loss of, the property of Fuqi, its directors, officers, employees, or agents; regardless of the cause, except for the gross negligence or willful misconduct of Hua.

10.       Notice:  Any notice that may be given, or is required to be given, under this Agreement, must be in writing and should be delivered personally or sent by facsimile or by certified mail, postage prepaid, return receipt requested and addressed:

To Fuqi:	Fuqi International, Inc.	To Hua:	Charlene Hua
5/F, Block 1, Shihua Ind. Area
Cuizhu Road (N), Luohu
Shenzhen, China, 518104
Attn: Kim K. T. Pan
	Facsimile: +86-755-2580-3999		Facsimile:

11.       Assignment:  Hua shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of Fuqi.

12.       Governing Law: This Agreement shall be governed by and in accordance with the laws of Hong Kong, without regard to its conflict of laws provisions.

13.       Scope of Agreement:  This Agreement constitutes the entire agreement between Fuqi and Hua and supersedes any and all prior agreements between the two parties.  This Agreement may not be changed in any way except by written document signed by both Fuqi and Hua.

IN WITNESS WHEREOF, Fuqi and Hua have caused this Agreement to be executed as of the day and year first above written.

FUQI INTERNATIONAL, INC.		CHARLENE HUA

/s/ Kim K.T. Pan		/s/ Charlene Hua
By:	Kim K.T. Pan	Consultant
Title:	President & CEO